Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 57 to the Registration Statement on Form N-1A of Fidelity Magellan Fund, of our report dated November 16, 2007 on the financial statements and financial highlights included in the September 30, 2007 Semiannnual Report to Shareholders of Fidelity Magellan Fund, which is also incorporated by reference into the Registration Statement.

We further consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
March 3, 2008